UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2007

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On July 19, 2007, EMC Insurance Group Inc. issued the following press release:

EMC INSURANCE GROUP INC. COMMENTS

ON 2007 SECOND QUARTER RESULTS AND

REVISES ANNUAL GUIDANCE

DES MOINES, Iowa (July 19, 2007) – EMC Insurance Group Inc. (Nasdaq/NGS:EMCI) (the “Company”) today announced that second quarter 2007 operating income1 is expected to be in the range of $0.99 to $1.03 per share. This range of operating income represents a new record for second quarter operating income, surpassing the previous record of $0.76 per share achieved in the second quarter of 2006. This range of operating income significantly exceeds analysts’ consensus expectation of $0.52 of operating income per share for the second quarter of 2007. Net income, including realized investment gains/losses, is expected to be in the range of $1.00 to $1.04 per share.

“Our underlying book of business continued to perform very well during the second quarter,” stated Bruce G. Kelley, president and chief executive officer. “Premium rates are still considered adequate in most lines of business and we were able to achieve a small amount of top line growth despite competitive market conditions and moderate rate reductions that have been implemented during the past two years. On the loss side, we experienced approximately $13.4 million ($0.63 per share after tax) of favorable development on prior years’ reserves during the second quarter, with the majority of this development stemming from the final settlement of claims during the quarter. Catastrophe and storm losses for the second quarter totaled $9.8 million ($0.46 per share after tax), with $6.1 million ($0.29 per share after tax) associated with the Greensburg, Kansas tornado.”

In response to the excellent operating results experienced during the first six months of the year, management has increased its 2007 operating income guidance to a range of $2.95 to $3.15 per share from the prior range of $2.25 to $2.50 per share. The revised guidance is based on a projected GAAP combined ratio of 97.0 percent, compared to 101.0 percent utilized in the prior guidance.

Second quarter earnings information will be released to the media before the opening of regular market hours on August 7, 2007. The second quarter earnings release and financial supplement will be available on the Company’s website (www.emcinsurance.com) at that time.

The Company will hold an earnings teleconference call at 11:00 a.m. eastern daylight time on August 7, 2007 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company’s quarterly results as well as its expectations for the remainder of 2007. Dial-in information for the call is toll-free 1-866-202-4683 (International: 617-213-8846); passcode 26004705. The event will be archived and available for digital replay through August 14, 2007. The replay access information is toll-free 1-888-286-8010 (International: 617-801-6888); passcode 76921807. A webcast of the teleconference will be presented by Thomson Financial and can be accessed at http://my.ccbn.com or from the Company’s investor relations page at www.emcinsurance.com. The archived webcast will be available for one year. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty groups in Iowa and among the top 60 insurance groups nationwide based on premium volume. For more information, visit our website.

1 The Company uses a non-GAAP financial measure called “operating income” (which excludes realized investment gains/losses) that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operation. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business. Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate” or similar expressions. Undue reliance should not be placed on these forward-looking statements.

The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

July 19, 2007